CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated September 23, 2016, with respect to the financial statements of Wells Fargo Large Company Value Fund (Wells Fargo Advantage Large Company Value Fund), one of the funds constituting the Wells Fargo Funds Trust, as of July 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

December 1, 2016